UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: May 23, 2011

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3000 Bayport Drive, Suite 685 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 24, 2011, Oragenics Inc. (the “Company”) announced that effective May 25, 2011 the Board of Directors approved the appointment of John N. Bonfiglio Ph.D., as the Company’s new President and Chief Executive Office as well as a director. The Company’s Board of Directors also expanded the size of the Board to seven members. Dr. Bonfiglio was appointed to the newly created vacancy to serve as a member of the Company’s Board of Directors.

On May 23, 2011, Dr. Bonfiglio entered into an Executive Employment Agreement with the Company under the terms substantially similar to the employment agreements of existing executives. Under the terms of his Executive Employment Agreement, Dr. Bonfiglio’s employment with the Company became effective May 25, 2011 and he receives an annual base salary of not less than $280,000 and will be eligible for bonuses of up to 50% of his annual salary based on appropriate Company based and individual based targets in the discretion of the Compensation Committee as approved by the full Board of Directors within 60 days.

Dr. Bonfiglio will be reimbursed in an amount not to exceed $30,000 for his relocation and temporary living expenses. Dr. Bonfiglio will be eligible to participate in the medical insurance and other benefits available to all employees except his annual vacation will be set at four (4) weeks. The Company will also pay the two weeks of hotel and rental care expenses for Dr. Bonfiglio’s initial two weeks of employment with the Company.

In connection with Dr. Bonfiglio’s employment, he also was awarded stock options to acquire 125,800 shares of common stock under the Company’s Amended and Restated 2002 Stock Option and Incentive Plan (as amended, the “Plan”), at an exercise price of $4.76, which was the closing price on the grant date, May 25, 2011. Of the options granted 78,625 vest immediately and are exerciseable over ten (10) years. The remaining 47,175 options vest at an even amount over the next three years on the anniversary date of grant. Dr. Bonfiglio will also be eligible for additional equity awards based upon a plan to be developed in the discretion of the Compensation Committee and approved by the Board of Directors within 90 days, which will contain awards that are tied to the achievement of to be determined Company objectives.

The Executive Employment Agreement is terminable at any time by either party and if Dr. Bonfiglio is involuntarily terminated by the Company he shall receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which he participates. In addition, if Dr. Bonfiglio’s separation from employment is not voluntary and without cause, the Company would be obligated to pay Dr. Bonfiglio six months of his annual base salary as severance plus any earned, accrued but unpaid bonus and Dr. Bonfiglio shall be entitled to out placement service benefits. If Dr. Bonfiglio is terminated for cause, he shall be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to Dr. Bonfiglio under the terms of the employee handbook or other applicable incentive plans maintained by the Company. Cause is defined in the Executive Employment Agreement as any action that is illegal or immoral that reflects on the Company, the employee, or the ability of either to function optimally. If Dr. Bonfiglio voluntarily resigns, he shall be entitled to his base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer or key employee under the terms of the employee handbook or other incentive plans maintained by the Company.

If Dr. Bonfiglio dies during the term of his employment, the estate of Dr. Bonfiglio shall be paid his salary as it would have accrued over a period of thirty days after Dr. Bonfiglio’s death. The Company shall also extend his right to exercise vested stock options for six months provided such extension is permitted under the Plan. In the event Dr. Bonfiglio becomes disabled (as defined in the then applicable short and long-term disability insurance policies) we shall pay to Dr. Bonfiglio his salary as it would have accrued over a period of 30 days after he became so disabled and we shall extend his right to exercise vested stock options for six months provided such extension is permitted under the Plan.

The Executive Employment Agreement also includes non-disclosure and Company ownership of development provisions, as well as a provision providing for the Company to defend and indemnify Dr. Bonfiglio if he is named as a defendant in any lawsuit regarding any action taken within the scope of employment.

In the event of a change in control, any stock options or other awards granted (other than performance awards) under the Company’s Plan shall become immediately vested in full and in the case of stock options exercisable in full. If the change in control results in an involuntary separation from employment within 180 days following a change in control, Dr. Bonfiglio would be entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for two months and (ii) exercise vested options for two months from the date of separation, provided said extension period is allowed under the Plan. Under the Executive Employment Agreement, “involuntary separation of employment” means (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of Dr. Bonfiglio as an employee, or (iii) the duplication of Dr. Bonfiglio’s position by an equivalent executive in an acquiring entity. “Change in control” means the sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which results in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or entity, or single party acquiring more shares than are owned by the Koski Family Limited Partnership, including its members and their immediate families, including spouses and their children; provided, such sale would qualify as a “change in ownership” “change in effective control” or “change in the ownership of substantially all of the assets” of the Company as these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

The foregoing summary is qualified in its entirety by the specific terms of the Executive Employment Agreement attached as Exhibit 10.1 to this Form 8-K which is incorporated herein by reference.

There are no arrangements or understandings between Dr. Bonfiglio and any persons pursuant to which Dr. Bonfiglio would be selected as a director. There are no current or proposed transactions between the Company and their immediate family members that would require disclosure under item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission.

Certain biographical information on Dr. Bonfiglio is set forth below:

Prior to joining the Company, Dr. Bonfiglio served as the Chief Executive Officer, President and Director of Transdel Pharmaceuticals (a public company :TDLPE.OB) between October 2010 and May 13, 2011. Previously Dr. Bonfiglio served as the President and Chief Executive Officer of Argos Therapeutics from January 2007 to February 2010. From November 2005 to December 2006, he served as an independent consultant to two medical device companies, a therapeutic company and a medical communications company. From January 2003 to October 2005, he served as the Chief Executive Officer of The Immune Response Corporation, a public company and immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. From 2001 to 2002, he was the Chief Operating Officer and Executive Vice President of Cypress Biosciences, a public company (NASDAQ: CYPB) providing therapeutics and personalized medicine services. From 1997 to 2001, he served as the Chief Executive Officer and President of Peregrine Pharmaceuticals, Inc., a public biopharmaceutical company (NASDAQ: PPHM) developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections. Dr. Bonfiglio has also held senior management positions with Baxter Healthcare and Allergan, Inc. Dr. Bonfiglio received his bachelor of sciences degree in chemistry from State University of New York at Stony Brook in 1976, later earning his masters degree and a doctorate in synthetic organic chemistry from University of California at San Diego in 1978 and 1980 respectively. He later went on to serve as a postdoctoral fellow in organometallic chemistry at the University of California at Berkeley in 1981, earning his masters in business administration from Pepperdine University in 1992.

The Board believes that Dr. Bonfiglio’s qualifications to serve as a director include his 27 years of executive experience in the pharmaceutical, medical device and healthcare businesses, his experience in raising funds and completing licensing transactions for his prior companies and his experience on other company boards.

We issued a press release on May 24, 2011 regarding the effective appointment of Dr. Bonfiglio as the Company’s President and Chief Executive officer as well as to our Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Number	Description

10.1	Executive Employment Agreement for Dr. John Bonfiglio

99.1	Press release, dated May 24, 2011 regarding new President, Chief Executive Officer and Director

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 26th day of May, 2011.

ORAGENICS, INC. (Registrant)

BY:	/s/ Brian Bohunicky
Brian Bohunicky Chief Financial Officer